Term sheet no. 1 to
Prospectus dated May 30, 2006
Prospectus supplement dated May 30, 2006
Underlying supplement no. 850 dated December 17, 2007
Registration Statement no. 333-134553
Dated December 28, 2007
Rule 433

Fixed Income

Commodity Structured Solutions

Final Terms and Conditions, December 28, 2007

100% Principal Protected Notes Linked to a Basket

Consisting of an Index Fund Component and a Commodity Component

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in underlying supplement no. 850 (which describes the Index Fund, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, underlying supplement no. 850, this term sheet, any other relevant terms supplement and any other relevant free writing prospectus for complete details. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying underlying supplement no. 850, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement no. 850 dated December 17, 2007:

http://www.sec.gov/Archives/edgar/data/806085/000119312507266580/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Principal Amount:	US$5,816,000

Trade Date:	December 21, 2007

Issue Date:	December 31, 2007 We expect to deliver the notes against payment on or about December 31, 2007, which is the fifth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the Trade Date, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the Trade Date, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Maturity Date:	March 30, 2012, or if such date is not a business day, the next succeeding business day. If, due to a non-trading day or a Disruption Event, the Valuation Date is postponed so that it falls fewer than five business days prior to the scheduled Maturity Date, the Maturity Date will be the fifth business day following the Valuation Date, as postponed.

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of Lehman Brothers Holdings Inc. does not affect or enhance the likely performance of the investment other than the ability of Lehman Brothers Holdings Inc. to meet its obligations.

Valuation Date:	March 23, 2012, or if such date is not a Valuation Business Day, the immediately preceding Valuation Business Day; provided that, if a Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described below under “Index Fund Disruption Events” and “Commodity Disruption Events”)

Upside Participation Rate:	101.5%

Initial Basket Level:	100

Final Basket Level:	Index Fund Component Level + Commodity Component Level

Index Fund Component Level:	Index Fund Component Weighting × (1 + Index Fund Share Return)

Commodity Component Level:	Commodity Component Weighting × (1 + the sum of the Weighted Component Commodity Returns)

Index Fund Component Weighting:	30

Commodity Component Weighting:	70

Interest:	The notes do not bear interest.

Issue Price:	100%

Basket:	The notes are linked to a basket consisting of (i) the Index Fund Component, which consists of an index fund (the “Index Fund”) and (ii) the Commodity Component, which consists of 10 commodities and two commodity indices (each of such indices, a “Commodity Index” and, together, the “Commodity Indices”) (each of the Commodity Indices and each of the other 10 commodities, a “Component Commodity” and, collectively, the “Component Commodities”). The Index Fund Component will be weighted 30% of the Basket and the Commodity Component will be weighted 70% of the Basket.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level

Redemption Amount:	A single U.S. dollar payment on the Maturity Date per $1,000 note equal to:
	$1,000 + ($1,000 × Basket Return × Upside Participation Rate)	if the Final Basket Level is greater than the Initial Basket Level;
	or
	$1,000	if the Final Basket Level is equal to or less than the Initial Basket Level.

Redemption at Option of Issuer Upon Change in Law:

If a change in law occurs after the Trade Date that would, in the sole discretion of the Calculation Agent,

¡      require us or our affiliates to unwind or terminate, or otherwise have an adverse affect upon, any of the contractual arrangements pursuant to which we have hedged our delivery obligations under the notes, or

¡     require us to redeem the notes,

then we will have the option to redeem the notes in the manner described under “Description of the Notes—Optional Redemption, Repayment and Repurchase” in the MTN prospectus supplement. Any such redemption will be upon not less than 7 nor more than 20 business days written notice to the holders of the notes. The redemption price payable in connection with any such redemption will be determined as if the redemption date were the Maturity Date and the fifth business day preceding such redemption date were the Valuation Date.

The term “change in law” is broadly defined and will include, in addition to the adoption of, or change in, any applicable law (including, without limitation, any tax law), the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority).

If we were to redeem the notes as a result of the occurrence of a change in law, it is possible that the amount owing upon redemption would be less than the amount that would be payable if the notes were held to maturity.

Index Fund Component:	The Index Fund Component consists entirely of the Index Fund:
	Index Fund*	Initial Share Price
	iShares® MSCI Emerging Markets Index Fund	$153.72
* The iShares® MSCI Emerging Markets Index Fund comprises 100% of the Index Fund Component

Index Fund Share Return:	Final Share Price – Initial Share Price Initial Share Price

Final Share Price:	The Share Price of the Index Fund on the Valuation Date multiplied by the Share Adjustment Factor.

Underlying Index:	The MSCI EM (Emerging Markets) Index. The Underlying Index is the index underlying the Index Fund.

Index Fund Sponsor:	Barclays Global Investors, N.A. (“BGI”)

Share Price:	The “Share Price” as determined by the Calculation Agent on any trading day will equal the closing price per share of the Index Fund (or any Successor Index Fund (as defined under “Alternative Calculation of Price and Closing Price”) or one unit of any other security for which a closing price must be determined):

•     if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934 (the “Exchange Act”), on which the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading; or

•     if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day; or

•     if the Index Fund (or any such Successor Index Fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•     if the Index Fund (or any such Successor Index Fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described under “Alternative Calculation of Price and Closing Price”; or

•     if, because of an Index Fund Disruption Event (as defined under “Index Fund Disruption Events”) or otherwise, the last reported sale price for the Index Fund (or any such Successor Index Fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for the shares of the Index Fund (or any such Successor Index Fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained;

in each case subject to the provisions of “Alternative Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

Share Adjustment Factor:	1.0 on the Trade Date and subject to adjustment under certain circumstances as described in “Anti-Dilution Adjustments.”

Alternative Calculation of Price and Closing
Price:	If the Index Fund (or a Successor Index Fund (as defined herein) is de-listed from NYSE Arca (or any other Relevant Exchange), liquidated or otherwise terminated, the Calculation Agent will substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such index fund being referred to herein as a “Successor Index Fund”). If the Index Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no Successor Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund (or a Successor Index Fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund). If a Successor Index Fund is selected or the Calculation Agent calculates a price or closing price, as applicable, by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund), that Successor Index Fund or price or closing price, as applicable, will be substituted for the Index Fund (or such Successor Index Fund) for all purposes of the notes.

If at any time:

• the Underlying Index (or the underlying index related to a Successor Index Fund) is changed in a material respect, or

•     the Index Fund (or a Successor Index Fund) in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the Share Price (or the price of a share of such Successor Index Fund) in the absence of those changes or modifications, then, from and after that time, the Calculation Agent will make those calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange traded fund comparable to the Index Fund (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the price or closing price with reference to the shares of the Index Fund (or such Successor Index Fund), as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

The Calculation Agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or such Successor Index Fund) upon written request by any investor in the notes.

Anti-Dilution Adjustments:	Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

• the prior Share Adjustment Factor, and

•     the number of shares that a holder of shares of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend (i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund) or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

• the prior Share Adjustment Factor, and

• the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “Share Dividends or Distributions” above and (ii) cash dividends referred under “Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

• the prior Share Adjustment Factor, and

•    a fraction, the numerator of which is the Current Market Price per share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the Share Prices for the ten trading days prior to the trading day with respect to the Index Fund immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the Relevant Exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

• the prior Share Adjustment Factor, and

•    a fraction, the numerator of which is the Current Market Price of the Index Fund and the denominator of which is the amount by which the Current Market Price exceeds the amount in cash per share that the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

	“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the Share Price on the trading day with respect to the Index Fund immediately preceding the ex-dividend date with respect to the Index Fund.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

	The Calculation Agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Commodity Component:	The Commodity Component consists of 12 Component Commodities. The Component Commodities and the Component Weighting for each Component Commodity are as set forth below:

	Component Commodities	Component Weighting	Initial Commodity Price*
	Light sweet crude oil (“Crude Oil”)	15%	93.3100

	Henry Hub natural gas (“Natural Gas”)	10%	7.1900

	Reformulated gasoline blendstock for oxygen blending (“RBOB Gasoline”)	5%	237.9500

	No. 2 fuel heating oil (“Heating Oil”)	5%	2.6091

	High Grade Primary Aluminum (“Aluminum”)	7%	2,365.5000

	Copper – Grade A (“Copper”)	7%	6,630.0000

	Primary Nickel (“Nickel”)	6%	26,500.0000

	Special High Grade Zinc (“Zinc”)	5%	2,356.5000

	Standard Lead (“Lead”)	5%	2,655.0000

	Gold (“Gold”)	5%	810.5000

	S&P GSCI Livestock Index Excess Return (“GSCI® Livestock”) calculated and published by the Commodity Index Sponsor, subject to adjustment in accordance with “Commodity Index Adjustment” below	10%	325.9386

	S&P GSCI Agriculture Index Excess Return (“GSCI® Agriculture”) calculated and published by the Commodity Index Sponsor, subject to adjustment in accordance with “Commodity Index Adjustment” below	20%	84.0096

	*TheCommodity Price for each Commodity Component on the Trade Date

Weighted Component Commodity Returns:	For each Component Commodity:

	Component Weighting	X	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Final Commodity Price:	For each Component Commodity, the Commodity Price on the Valuation Date.

Commodity Price:	The Commodity Price for each Component Commodity is as set forth below:

	Component Commodity	Commodity Price
	Crude Oil Natural Gas RBOB Gasoline Heating Oil	For each of Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the first nearby month contract, the second nearby month contract) for that Component Commodity, expressed (a) in the case of Crude Oil, as the U.S. dollar price per barrel, (b) in the case of Natural Gas, as the U.S. dollar price per million British thermal units (Btu), and (c) in the case of RBOB Gasoline and Heating Oil, as the U.S. dollar price per gallon, in each case as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Commodity Disruption Event).

	Aluminum Copper Nickel Zinc Lead	For each of Aluminum, Copper, Nickel, Zinc and Lead, the official settlement price of that Component Commodity for cash delivery, expressed as the U.S. dollar price per metric ton of the Component Commodity, as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Commodity Disruption Event).

	Gold	The official afternoon fixing price of Gold, stated in U.S. dollars per troy ounce, as calculated and quoted by the London Bullion Market Association (the “LBMA”) (subject to the occurrence of a Commodity Disruption Event).

	GSCI® Livestock GSCI® Agriculture	For each of GSCI® Livestock and GSCI® Agriculture (each, an “Commodity Index” and, collectively, the “Commodity Indices”), the closing level of that Commodity Index, as determined and published by the Commodity Index Sponsor (subject to the occurrence of a Commodity Disruption Event), rounded to four decimal places.

Relevant Exchange:	“Relevant Exchange”, with respect to the Index Fund (or any Successor Index Fund), means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any Successor Index Fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the Successor Index Fund).

For each Component Commodity (other than the Commodity Indices), the exchange set forth opposite such Component Commodity below, or its successor, or if the exchange set forth below is no longer the principal exchange or trading market for a Component Commodity or options or futures contracts for such Component Commodity, such other exchange or principal trading market for the relevant Component Commodity as determined in good faith by the Calculation Agent which serves as the source of prices for that Component Commodity, and any principal exchanges where options or futures contracts on that Component Commodity are traded.
	Component Commodity	Relevant Exchange
	Crude Oil	The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (“NYMEX”)

	Natural Gas	NYMEX

	RBOB Gasoline	NYMEX

	Heating Oil	NYMEX

	Aluminum	London Metal Exchange (“LME”)

	Copper	LME

	Nickel	LME

	Zinc	LME

	Lead	LME

	Gold	The market in London on which members of the LBMA quote prices for the buying and selling of Gold.

Commodity Index Sponsor:	Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc.

Commodity Index Unavailability Event:

If a Commodity Index Unavailability Event is in effect on the scheduled Valuation Date (and no Commodity Disruption Event is then in effect), the Calculation Agent will determine the Final Commodity Price for the affected Commodity Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Commodity Index last in effect prior to commencement of the Commodity Index Unavailability Event, using the closing price for each Index Contract most recently constituting the Commodity Index on the organized exchange or market of trading for that Index Contract.

A “Commodity Index Unavailability Event” means that a Commodity Index is not calculated and published by the Commodity Index Sponsor or any Successor Commodity Index is not calculated and published by the sponsors thereof.

Commodity Index Adjustment:	If the Commodity Index Sponsor discontinues publication of a Commodity Index and the Commodity Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Commodity Index (such index, a “Successor Commodity Index”), then the Final Commodity Price for such Commodity Index will be determined by reference to the level of such Successor Commodity Index at the close of trading on the organized exchange or market of trading for any futures contract (or any combination thereof) included in the Successor Commodity Index last to close on the Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Commodity Index so that the level of the Successor Commodity Index reflects the same level as that of the discontinued Commodity Index before it was discontinued. Upon any selection by the Calculation Agent of a Successor Commodity Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the Issuer and to the holders of the notes.
If the Commodity Index Sponsor discontinues publication of a Commodity Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Commodity Index is available at such time, then the Calculation Agent will determine the Final Commodity Price for such Commodity Index on the Valuation Date. The Final Commodity Price for such Commodity Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Commodity Index last in effect prior to such discontinuation, using the settlement prices at the close of trading on the Valuation Date on the organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Commodity Index (or, if trading in any such futures contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation).

If at any time the method of calculating a Commodity Index or a Successor Commodity Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Commodity Index or Successor Commodity Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Commodity Index or such Successor Commodity Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Commodity Price for such Commodity Index or Successor Commodity Index with reference to the Commodity Index or such Successor Commodity Index as adjusted. Accordingly, if the method of calculating the Commodity Index or a Successor Commodity Index is modified or rebased so that the level of the Commodity Index or Successor Commodity Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Commodity Index or Successor Commodity Index in order to arrive at a level of the Commodity Index or Successor Commodity Index as if it has not been modified or rebased.

Disruption Events:	A “Disruption Event” will be the occurrence of any Index Fund Disruption Event or Commodity Disruption Event.

Index Fund Disruption Events:

If an Index Fund Disruption Event, as identified below, relating to the Index Fund is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Share Price on the immediately succeeding trading day with respect to the Index Fund during which no Index Fund Disruption Events shall have occurred or be continuing; provided, that if an Index Fund Disruption Event has occurred or is continuing with respect to the Index Fund on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day with respect to the Index Fund shall be deemed the Valuation Date for the Index Fund; and (b) the Calculation Agent will determine the Final Share Price for the Index Fund on such day in its sole and absolute discretion taking into account the latest available quotation for the Share Price for the Index Fund and any other information that in good faith it deems relevant.

Certain events may prevent the Calculation Agent from calculating the Share Price on any trading day and, consequently, the Index Fund Share Return and the Redemption Amount. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events as an “Index Fund Disruption Event.”

With respect to the Index Fund (or any Successor Index Fund or other security for which a closing price must be determined), an “Index Fund Disruption Event” means:

	(A)	(1)	the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such Successor Index Fund or such other security) on the primary market for such shares (or such Successor Index Fund or such other security) at any time during the one-hour period preceding the close of the principal trading session in such market; or

		(2)	a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such Successor Index Fund or such other security) as a result of which the reported trading prices for such shares (or such Successor Index Fund or such other security) during the last one-hour period preceding the close of the principal trading session in such market are materially inaccurate; or

		(3)	the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such Successor Index Fund or such other security), if available, during the last one-hour period preceding the close of the principal trading session in the applicable market; or

	(B)	(1)	the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) on the Relevant Exchanges for such stocks at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange; or

		(2)	a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

		(3)	the occurrence or existence of a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) at any time during the one-hour period preceding the close of the principal trading session on such exchange; or

		(4)	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the Calculation Agent in its sole discretion.

For the purpose of determining whether an Index Fund Disruption Event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the Successor Index Fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the Successor Index Fund) shall be based on a comparison of:

(1)	the portion of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) attributable to that security relative to

(2)	the overall level of the Underlying Index (or the underlying index related to the Successor Index Fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether an Index Fund Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute an Index Fund Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2)	limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)	a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) by the primary securities market trading in such contracts by reason of:

¡ a price change exceeding limits set by such exchange or market,

¡ an imbalance of orders relating to such contracts, or

¡ a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security); and

(4)	a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Commodity Disruption Events:

If a Commodity Disruption Event identified in clauses (A), (B) or (C) below relating to one or more Component Commodities (other than the Commodity Indices) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Commodity Component Level using:

¡      for each such Component Commodity that did not suffer a Commodity Disruption Event on the scheduled Valuation Date, the Final Commodity Price for that Component Commodity on the scheduled Valuation Date, and

¡     for each such Component Commodity that did suffer a Commodity Disruption Event on the scheduled Valuation Date, the Final Commodity Price on the immediately succeeding trading day for such Component Commodity on which no Commodity Disruption Event occurs or is continuing with respect to such Component Commodity;

provided, however, that if a Commodity Disruption Event has occurred or is continuing with respect to a Component Commodity on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed the Valuation Date for the affected Component Commodity; and (b) the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on such day in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

If a Commodity Disruption Event identified in clauses (D) or (E) below relating to one or more Component Commodities (other than Gold or the Commodity Indices) is in effect on the Valuation Date, the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on the scheduled Valuation Date in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

With respect to any Component Commodity that is a Commodity Index, if a Commodity Disruption Event relating to one or more futures contracts then included in the Commodity Index or any Successor Commodity Index (each such contract, an “Index Contract”) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Commodity Price for such Commodity Index or Successor Commodity Index in good faith in accordance with the formula for and method of calculating the Commodity Index or Successor Commodity Index last in effect prior to commencement of the Commodity Disruption Event, using:

¡     for each Index Contract that did not suffer a Commodity Disruption Event on the scheduled Valuation Date, the settlement price on the applicable organized exchange or market of trading for such Index Contract on the scheduled Valuation Date, and

¡     for each Index Contract that did suffer a Commodity Disruption Event on the scheduled Valuation Date, the settlement price on the organized exchange or market of trading for such Index Contract on the immediately succeeding trading day on which no Commodity Disruption Event occurs or is continuing with respect to such Index Contract;

provided, however, that if a Commodity Disruption Event has occurred or is continuing with respect to such Index Contract on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A “Commodity Disruption Event” is (a) for a Component Commodity other than a Commodity Index, any of the following events with respect to that Component Commodity or (b) with respect to a Commodity Index, any of the following events with respect to an Index Contract, in each case as determined in good faith by the Calculation Agent:

	(A)	the suspension of or material limitation on trading in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for the Index Contract;

	(B)	either (i) the failure of trading to commence, or permanent discontinuance of trading, in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for that Index Contract, or (ii) the disappearance of, or of trading in, the Component Commodity or Index Contract;

	(C)	the failure of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract to publish the official daily settlement price of the Component Commodity or Index Contract for that day (or the information necessary for determining the settlement price); and

solely with respect to Component Commodities other than Gold or any Commodity Index (or any Index Contract then comprising a Commodity Index or any Successor Commodity Index),

	(D)	the occurrence since the Trade Date of a material change in the content, composition, or constitution of the Component Commodity; or

	(E)	the occurrence since the Trade Date of a material change in the formula for or the method of calculating the settlement price of the Component Commodity.

For the purpose of determining whether a Commodity Disruption Event for a Component Commodity or an Index Contract has occurred:

(1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Commodity Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract;

(2) a suspension in trading in a Component Commodity on the Relevant Exchange for that Component Commodity or in an Index Contract on the organized exchange or market of trading for that Index Contract (without taking into account any extended or after-hours trading session), by reason of a price change reflecting the maximum permitted price change from the previous trading day’s settlement price will constitute a Commodity Disruption Event; and

(3) a suspension of or material limitation on trading on a Relevant Exchange for a Component Commodity or an organized exchange or market of trading for an Index Contract will not include any time when the Relevant Exchange for that Component Commodity or an organized exchange or market of trading for that Index Contract is closed for trading under ordinary circumstances.

Trading Day:	A “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Component Commodity or Index Fund or on the organized exchange or market of trading for the affected Index Contract.

Valuation Business Day:	A day, as determined in good faith by the Calculation Agent, on which (a) the Relevant Exchange for each Component Commodity and the Index Fund and (b) each organized exchange or market of trading for any Index Contract, is scheduled to be (or, but for the occurrence of a Disruption Event, would have been) open for trading during its regular trading session (notwithstanding the Relevant Exchange or organized exchange or market, as applicable, closing prior to its scheduled closing time).

Business Days:	A “business day” is any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Underwriter:	Lehman Brothers Inc.

Calculation Agent:	Lehman Brothers Inc.

Denomination:	US$1,000 and integral multiples of US$1,000

Minimum Investment:	US$10,000

Issue Type:	US MTN

CUSIP:	5252M0AE7

ISIN:	US5252M0AE71

Fees:		Price to Public (1)	Fees (2)	Proceeds to the Issuer

	Per note	$1,000.00	$32.70	$967.30
	Total	$5,816,000.00	$190,183.20	$5,625,816.80

(1) The price to public includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2) Lehman Brothers Inc. will receive fees of $32.70 per $1,000 principal amount, or 3.27%, and may use up to $27.50 per $1,000 principal amount, of these fees, or 2.75% per $1,000 principal amount, to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

Investing in the 100% Principal Protected Notes Linked to a Basket Consisting of an Index Fund Component and a Commodity Component involves a number of risks. See “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 850 and “Selected Risk Factors” beginning on page 16 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, underlying supplement no. 850 and any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund or any of the stocks included in the Underlying Index, the Component Commodities, the Index Contracts or the commodities underlying the Component Commodities or Index Contracts. These risks are explained in more detail in the “Risk Factors” section of the accompanying underlying supplement no. 850 (relating to the Index Fund) and in the “Risk Factors” section of the MTN prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The notes do not bear interest, and the return on the notes at maturity is dependent on the Basket Return, which in turn depends on the performance of the prices and levels of the Component Commodities and the price of the Index Fund. The notes are 100% principal protected if held to maturity.

The notes differ from conventional debt securities and may not pay more than the principal amount at maturity.

The terms of the notes differ from those of conventional debt securities in that we will not pay interest on the notes. If the Final Basket Level is not above the Initial Basket Level, at maturity you will receive only $1,000 for each $1,000 principal amount note. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the $1,000 principal amount of each note will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the constituents of the Index Component or the Commodity Component have appreciated since the Trade Date. The potential returns described below in the section “Hypothetical Redemption Amount Payment Examples” assume that your notes are held to maturity.

Our affiliates’ compensation may serve as an incentive to sell you the notes.

We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell the notes instead of other investments.

The inclusion in the original issue price of the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates is likely to adversely affect the value of the notes prior to maturity.

The original issue price of the notes includes the broker’s fee and Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the notes through one or more of its affiliates. Such cost includes such affiliates’ expected cost of providing a hedge, as well as the profit these affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which a broker will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by a broker, as a result of such compensation or other transaction costs.

Secondary trading may be limited.

The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there will be little or no secondary market for the notes.

If a Disruption Event occurs on a day that would otherwise be the Valuation Date, there will be a delay in settlement of the notes.

If a Disruption Event occurs on a day that would otherwise be the Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Disruption Event, for a number of trading days (up to a maximum of eight business days) following the Maturity Date.

We may choose to redeem the notes upon the occurrence of certain changes in law.

Your notes are redeemable at our option upon the occurrence of certain changes in law, as determined in the sole discretion of the Calculation Agent, as described under “Redemption at Option of Issuer Upon Change in Law”. If we were to redeem the notes as a result of the occurrence of a change in law, it is possible that the amount owing upon redemption would be less than the amount that would be payable if the notes were held to maturity.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may acquire the notes only in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

The return on your notes may not reflect all developments in the Component Commodities and Index Fund.

Because the payout will be based on the Basket Return, which in turn is calculated based on the Final Basket Level on the Valuation Date, which is a single Valuation Business Day near the end of the term of the notes, the prices of the Component Commodities and Index Fund at other times during the term of the notes or at the Maturity Date could be higher than the Final Basket Level on the Valuation Date. This difference could be particularly large if there is a significant decrease in the prices of the Component Commodities and Index Fund during the latter portion of the term of the notes or if there is significant volatility in the prices of the Component Commodities and Index Fund during the term of the notes, especially on dates near the Valuation Date.

The Index Fund Component and Commodity Component are not equally weighted.

The Basket is composed of an Index Fund Component and a Commodity Component, which will not be equally weighted. Since the Commodity Component will be weighted more heavily than the Index Fund Component, appreciation or depreciation in the Commodity Component Level will have a greater effect on the Redemption Amount than equivalent appreciation or depreciation in the Index Fund Component Level. Additionally, the Commodity Component consists of 12 Component Commodities that each have different larger weighting would have a greater effect on the Commodity Component Level, and therefore the Final Basket Level, than such percentage change in a Component Commodity with a smaller weighting would have on the Final Basket Level.

An investment in the notes is subject to risks associated with the performance of the Index Fund.

No interest or dividend payments or voting rights.

As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks included in the Index Fund or Underlying Index would have.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors relating to the Index Fund.

Many economic and market factors relating to the Index Fund will influence the value of the notes. We expect that, generally, the level of the Basket on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket, which is, in part, determined by the Share Price of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility in the Index Fund;

•	any disparity between the performance of the Index Fund and the Underlying Index;

•	the time to maturity of the notes;

•	the dividend rate on the stocks underlying the Index Fund;

•	interest and yield rates in the market generally as well as in the markets of the stocks underlying the Index Fund;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the stocks held by the Index Fund are denominated, as applicable;

•

economic, financial, political, geographical, regulatory or judicial events that affect the stocks underlying the Index Fund or markets generally and that may affect the Share Price of the Index Fund on the Valuation Date; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Differences between the Index Fund and the Underlying Index.

The Index Fund does not fully replicate the Underlying Index, it may hold securities not included in the Underlying Index, and it will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, because the shares of the Index Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market price per share of the Index Fund may differ from the net asset value per share of the Index Fund.

The anti-dilution protection is limited.

The Calculation Agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Anti-Dilution Adjustments”. The Calculation Agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the notes may be materially and adversely affected.

There are risks in emerging markets.

Countries with emerging markets may have relatively unstable governments, may present risks of nationalization of businesses, may impose restrictions on foreign ownership, foreign currency exchange and the repatriation of assets, and may be less protective of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local, regional and global economic and trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Underlying Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The securities markets on which the stocks of the companies included in the Underlying Index are traded are not as large as the U.S. securities markets and have substantially less trading volume, which may result in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors

(including investment funds and other institutional investors) in these securities markets. As a result, the securities markets on which the stocks of the companies included in the Underlying Index are traded may be subject to significantly greater risk and price volatility than the U.S. securities markets.

Market disruptions may adversely affect your return.

The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Final Share Price on the Valuation Date and calculating the amount that we are required to pay to you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed and that your return will be adversely affected. See “Index Fund Disruption Events”.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade shares of the Index Fund, stocks held by the Index Fund, stocks included in the Underlying Index and other financial instruments related to the Index Fund and its component stocks on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Index Fund. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of the shares of the Index Fund and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

An investment in the notes is subject to risks associated with the performance of the Component Commodities.

The prices of the Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts that comprise the given Commodity Index and the commodities underlying such Index Contracts) are primarily affected by the demand for and supply of such Component Commodities or commodities underlying the Index Contracts (including certain specific factors discussed below), but from time to time may also be significantly affected by speculative actions or currency exchange rates. Demand for the Component Commodities and the commodities underlying the Index Contracts is significantly linked to the level of global industrial economic activity, but is also influenced by other factors such as government regulations (including environmental or consumption policies) and growth in industrial production and gross domestic product in emerging market countries, such as India or China, that have become oversized users of commodities and therefore increased the extent to which commodities rely on these markets. In addition to general economic activity and demand, prices for a Component Commodity can be influenced by political events, agricultural events or policies, weather, trade and diseases, as well as labor activity and supply disruptions in regions of the world that are major producers of the relevant Component Commodity, all of which will tend to affect worldwide prices of a Component Commodity or Index Contract (or the commodity underlying the relevant Index Contract), regardless of the location of the event. It is impossible to predict what effect these factors will have on the value of any of the Component Commodities and thus, the return on the notes.

In the event of sudden disruptions in the supplies of a Component Commodity or Index Contract (or commodity underlying an Index Contract), such as those caused by war, natural events, or accidents, prices of a Component Commodity and futures contracts on a Component Commodity (or, in the case of the Component Commodities that are Commodity Indices, either the Commodity Index itself or a specific Index Contract) could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the introduction of new or previously withheld supplies of the Component Commodities (or of the commodities underlying an Index Contract) into the market or the introduction of substitute products or commodities. In addition, there are substitutes for each of the Component Commodities and each of the commodities underlying the Index Contracts) in various applications, and the availability and price of these substitutes (and in particular, a decrease in the price of any of these substitute commodities) will also affect demand for a Component Commodity or a commodity underlying an Index Contracts and may have a material adverse effect on the price of a Component Commodity.

In addition, the Component Commodities other than the Commodity Indices are also subject to certain specific risks (for a discussion of risks related to the Commodity Indices, see below).

Specific factors affecting the price of Aluminum. The price of aluminum is primarily affected by the global demand for, and supply of, aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials.

Specific factors affecting the price of Copper. The price of copper is primarily affected by the global demand for, and supply of, copper. Copper is a conductor of electricity, and one of the most significant applications for copper is the production of cable, wire and electrical products for both the electrical and building industries. Construction is another principal industrial application for copper, which is used in pipes for plumbing, heating, ventilation, and air conditioning, along with masonry wiring and sheet metal facing. Demand for copper products in recent years has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Specific factors affecting the price of Gold. The price of gold is primarily affected by economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewellery demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies.

Specific factors affecting the price of Lead. The price of lead is primarily affected by the global demand for, and supply of, lead. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery market is particularly important given that the use of lead in the manufacture of batteries accounts for approximately two-thirds of worldwide lead demand. Lead is also used to house power generation units as it protects against electrical charges and dangerous radiations. Additional applications of lead include petrol additives, pigments, chemicals and crystal glass. The supply of lead is widely spread around the world. It is affected by current and previous price levels, which influence important decisions regarding new mines and smelters. A critical factor influencing supply is the environmental regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

Specific factors affecting the price of Nickel. The price of nickel is primarily affected by the global demand for, and supply of, nickel. Primary nickel improves the durability and strength of steel and provides corrosion resistance, allowing for the production of stainless steel, which is the primary consumer of primary nickel. It is also used in the production of special metal alloys, many of which are used in automotive parts. Russia has the world’s largest nickel reserves and therefore is the largest nickel producer, while Australia and Canada are also significant producers.

Specific factors affecting the price of Zinc. The price of zinc is primarily affected by the global demand for, and supply, of zinc. The manufacture of galvanized steel, which adds protection against corrosion to steel-based building structures, vehicles, machinery and general household equipment, accounts for a significant percentage of world-wide zinc demand. Accordingly, the demand for zinc is highly correlated to the supply of and demand for galvanized steel, which is in turn heavily dependent on the automobile and construction sectors. The largest reserves of zinc concentrate (the raw material) are in Australia, Canada, China and Latin American countries (particularly Peru).

Specific factors affecting the price of Natural Gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Specific factors affecting the price of RBOB Gasoline. The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

Specific factors affecting the price of Heating Oil. The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

Specific factors affecting the price of Crude Oil. The price of crude oil is primarily affected by the global demand for and supply of crude oil. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. A decrease in the price of any of these commodities may have a material adverse effect on the price of crude oil and the return on an investment in the notes.

Many factors relating to the Component Commodities affect the market value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

The market value of the notes will be affected, in part, by factors relating to the Component Commodities that interrelate in complex ways. The effect of one factor may offset the increase in the market value of the notes caused by another factor and the effect of one factor may exacerbate the decrease in the market value of the notes caused by another factor. For example, the market value of the notes will be affected by changes in the level of interest rates, the time to maturity of the notes (and any associated “time premium”) and the credit ratings of Lehman Brothers Holdings Inc. In addition, the market value of the notes will also be affected by certain specific factors relating to the Component Commodities, which are described in the following paragraphs (along with the expected impact on the market value of the notes given a change in that specific factor, assuming all other conditions remain constant).

The prices of the Component Commodities will affect the market value of the notes. It is expected that the market value of the notes will depend, in part, on where the prices of the Component Commodities are trading relative to the Initial Commodity Prices. If you choose to sell your notes when the price of one or more of the Component Commodities is trading at a level below its respective Initial Commodity Price, or when the market perceives an increased risk of this occurring, the trading price of the notes may be adversely affected, and you may receive substantially less than the principal amount of the notes sold.

Changes in the volatility of the Component Commodities and their prices are expected to affect the market value of the notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of one or more of the Component Commodities or the prices of the Component Commodities increases or decreases, the market value of the notes may be adversely affected. The volatility of the Component Commodities and their prices (including, in the case of the Component Commodities that are Commodity Indices, the Index Contracts that comprise the given Commodity Index) are affected by a variety of factors, including weather, diseases, agricultural events or policies, governmental programs and policies, national and international political and economic events (including terrorist attacks and wars), changes in interest and exchange rates and trading activity in the Component Commodities, futures contracts on the Component Commodities and the commodities underlying the Index Contracts.

Suspension or disruptions of market trading in the commodity markets may adversely affect the value of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the prices of one or more of the Component Commodities (including, in the case of the Component Commodities that are Commodity Indices, the Index Contracts that comprise the given Commodity Index or the commodities underlying the Index Contracts), and, therefore, the value of your notes.

Active trading in options, futures contracts, options on futures contracts and underlying commodities may adversely affect the value of the notes. Lehman Brothers Commodity Services Inc. and certain other affiliates of Lehman Brothers Holdings Inc., actively trade the Component Commodities, futures contracts on the Component Commodities (including, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) on a spot and forward basis and other contracts and products in or related to the Component Commodities and other derivative products (including futures contracts, options on futures contracts and options and swaps on the Component Commodities). Lehman Brothers Holdings Inc., Lehman Brothers Inc. or their affiliates may also issue or underwrite other financial instruments with returns indexed to one or more of the Component Commodities or futures contracts on the Component Commodities (including, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) and derivative commodities. These trading and underwriting activities by Lehman Brothers Holdings Inc., Lehman Brothers Inc., Lehman Brothers Commodity Services Inc. or their affiliates, or by unaffiliated third parties, could adversely affect the prices of the Component Commodities, which could in turn affect the return on and the value of the notes.

Higher future prices of commodity futures contracts constituting the GSCI® Agriculture and the GSCI® Livestock relative to their current prices may lead to a decrease in the GSCI® Agriculture and the GSCI® Livestock and, therefore, the amount payable on the notes.

The Commodity Indices are composed of the Index Contracts, which are futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning the commodities directly, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. A fundamental characteristic of each of the Commodity Indices, like other commodity indices, is that as a result of consisting of futures contracts, each Commodity Index must be managed to ensure it does not take delivery of the commodities in question. This is achieved through a process referred to as “rolling”, under which a given Index Contract during a month in which it approaches its settlement date is rolled forward to a new contract date (i.e., the Index Contract is effectively “sold” to “buy” a longer-dated Index Contract). Roll yield is generated during the roll process from the difference in price between the near-term and longer-dated futures contracts. When longer-dated contracts are priced lower than the nearer contract and spot prices, the market is in backwardation, and positive roll yield is generated when higher-priced near-term futures contracts are “sold” to “buy” lower priced longer-dated contracts. When the opposite is true and longer-dated contracts are priced higher, the market is in contango, and negative roll yields result from the “sale” of lower priced near-term futures contracts to “buy” higher priced longer-dated contracts. While many of the commodities underlying the Index Contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Commodity Indices and, accordingly, the amount payable at maturity of the notes.

Changes in the composition and valuation of the GSCI® Agriculture and the GSCI® Livestock may adversely affect the market value and/or the payment at maturity of the notes.

The composition of the Commodity Indices may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the Commodity Indices fail to satisfy such criteria. The weighting factors applied to each commodity included in the Commodity Indices change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Advisory Committee, may modify the methodology for determining the composition and weighting of the Commodity Indices and for calculating their value in order to assure that the Commodity Indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the Commodity Indices, and for valuing the Commodity Indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the notes.

The GSCI® Agriculture and the GSCI® Livestock may include Index Contracts that are not traded on regulated futures exchanges.

The Commodity Indices were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, the Commodity Indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the Commodity Indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Standard & Poor’s has no obligation to consider your interests.

Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”), is responsible for calculating and maintaining the Commodity Indices. S&P can make methodological changes that could change the value of the Commodity Indices at any time and it has no obligation to consider your interests. S&P may discontinue or suspend calculation or dissemination of the Commodity Indices. If one or more of these events occurs, the calculation of the Commodity Index may be adjusted to reflect such event or events, or a successor index may be substituted for the discontinued Commodity Index. Any of these actions could adversely affect market value of the notes or the Final Basket Level (and, therefore, the Redemption Amount of the notes). S&P has no obligation to consider your interests in calculating or revising the methodology of the Commodity Indices.

The GSCI® Agriculture and the GSCI® Livestock may be more volatile and susceptible to price fluctuations of commodities than a broader commodities index.

The Commodity Indices may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the GSCI® Excess Return Index (“GSCI®”). In contrast to the GSCI®, which includes the Index Contracts as well as contracts on non-agricultural and non-livestock commodities, the Commodity Indices consist solely of the Index Contracts. As a result, price volatility in the Index Contracts will likely have a greater impact on the Commodity Indices than it would on the broader GSCI®, and the Commodity Indices individually will be more susceptible to fluctuations and declines in value of the Index Contracts. In addition, because the Commodity Indices omit principal market sectors represented in the GSCI®, they may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The use of a return on a basket of Component Commodities instead of a single commodity or index return may adversely affect the return on your investment.

The amount payable on the notes, if any, is based on the Final Basket Level, which in turn is based, in part, on the combined performance of the Component Commodities. Because price movements in the Component Commodities may not correlate with each other, at a time when the price of one or more of the Component Commodities increases, the price of one or more of the other Component Commodities may increase to a lesser extent or may decline. Therefore, in calculating the Weighted Component Commodity Returns, increases in the value of one or more of the Component Commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Component Commodities.

Lack of regulation.

The notes are debt securities that are direct obligations of Lehman Brothers Holdings Inc. A portion of the net proceeds to be received by Lehman Brothers Holdings Inc. from the sale of the notes will not be used to purchase or sell futures contracts on Component Commodities on the Relevant Exchanges (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts) for the benefit of holders of the notes. The notes are not themselves futures contracts, and an investment in the notes does not constitute either an investment in the Component Commodities or futures contracts on Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) or in a collective investment vehicle that trades in the Component Commodities or futures contracts on the Component Commodities (including Index Contracts or commodities underlying the Index Contracts).

Unlike an investment in the notes, an investment in a collective investment vehicle that invests in commodities on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator” (“CPO”). Because the notes are not interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, Lehman Brothers Holdings Inc. will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in commodities or who invest in regulated commodity pools.

The notes do not constitute investments by you in futures contracts traded on regulated futures exchanges. Accordingly, you will not benefit from the CFTC’s or any other regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange.

You must rely on your own evaluation of the merits of an investment linked to the Component Commodities.

In the ordinary course of their businesses, affiliates of Lehman Brothers Holdings Inc. may from time to time express views on expected movements in the price of Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) and other commodities, including those in the agricultural and livestock sectors. These views are sometimes communicated to clients who participate in the markets for the Component Commodities and other commodity sectors. However, these views, depending upon worldwide economic, political and other developments, may vary over differing time horizons and are subject to change. Moreover, other professionals who deal in the markets for the Component Commodities and other sectors may at any time have significantly different views from those of Lehman Brothers Holdings Inc. or its affiliates. In connection with your purchase of the notes, you should investigate the Component Commodities and not rely on views which may be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to future Component Commodity price movements.

You should make such investigation as you deem appropriate as to the merits of an investment linked to the Component Commodities. Neither the offering of the notes nor any views that may from time to time be expressed by Lehman Brothers Holdings Inc. or its affiliates in the ordinary course of their businesses with respect to future price movements of the Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) constitutes a recommendation as to the merits of an investment in your notes.

Suspension or disruption of market trading in the Component Commodities or other futures contracts on the Component Commodities and certain other events may require a postponement in the Valuation Date for one or more of the Component Commodities, and may adversely affect the value of the notes.

Certain events, including events involving the suspension or disruption of market trading in the Component Commodities or futures contracts on the Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, the Index Contracts or the commodities underlying the Index Contracts) constitute Commodity Disruption Events under the terms of the notes. For further information on these events, see “Commodity Disruption Events” above. To the extent any of these events occurs with respect to one or more of the Component Commodities (or, in the case of the Component Commodities that are Commodity Indices, one or more of the relevant Index Contracts) and remains in effect on the scheduled Valuation Date for the notes, the Valuation Date for the affected Component Commodity or affected Index Contract may be postponed until the Commodity Disruption Event ceases to be in effect or, if the Commodity Disruption Event remains in effect for eight scheduled trading days after the Valuation Date, the price for the affected Component Commodity used to calculate the Final Basket Level (or, with respect to an Index Contract, the price for that Index Contract used to determine the price of the Commodity Index that is used to calculate the Final Basket Level) will be determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price for the affected Component Commodity or Index Contract and any other information that in good faith it deems relevant.

In the event the Valuation Date for one or more Component Commodities or Index Contracts is delayed, the Final Commodity Price for the affected Component Commodity or for the Commodity Index containing the affected Index Contract may be lower, and could result in the Final Basket Level (and, consequently, the Basket Return and the Redemption Amount) being lower, than what you may have anticipated based on the last available price for the affected Component Commodity as of the scheduled Valuation Date.

There are specific risks you should consider relating to the trading of commodities on the London Metal Exchange.

The prices of Aluminum, Copper, Lead Nickel and Zinc will be determined by reference to the official cash delivery settlement price of contracts traded on the London Metal Exchange (the “LME”). The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets, and certain features of regulated futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract, weekly from three months to six months, and monthly thereafter up to 63, 27 and 15 months forward depending on the commodity (63 months forward for each of Aluminum and Copper, 27 months for each of Nickel and Zinc and 15 months for Lead), in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on the Valuation Date, the Final Commodity Price and, therefore, the Final Basket Level (and, consequently, the Basket Return and the Redemption Amount), could be adversely affected.

An investment in the notes is subject to risks associated with the London Bullion Market Association and the London bullion market.

Gold is traded on the London bullion market, which is the market in London on which the members of the London Bullion Market Association (LBMA) quote prices. Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for gold, and consequently the Final Commodity Price of gold, as well as the Final Basket Level (and, consequently, the Basket Return and the Redemption Amount) or the value of the notes, may be affected. The London bullion market is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of London bullion market trading. For example, there are no daily price limits on the London bullion market which would otherwise restrict fluctuations in the prices of London bullion market contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note for all tax purposes, you agree to treat, a note as debt subject to the contingent payment debt instrument rules. Lehman Brothers Holdings Inc. is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the fixed payments on the notes and estimates of the amount and timing of the contingent payments on the notes. Lehman Brothers Holdings Inc. has determined that the comparable yield will be an annual rate of 5.3683%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount note is $1,252.50 due at maturity.

Lehman Brothers Holdings Inc. agrees and, by purchasing a note, you agree, for United States federal income tax purposes, to be bound by Lehman Brothers Holdings Inc.’s determination of the comparable yield and projected payment schedule. As a consequence, for United States federal income tax purposes, you must use the comparable yield determined by Lehman Brothers Holdings Inc. and the projected payments set forth in the projected payment schedule prepared by Lehman Brothers Holdings Inc. in determining your interest accruals (even though you will not receive any periodic payments of interest on the notes), and the adjustments thereto, in respect of the notes. See “Supplemental United States Federal Income Tax Consequences” in the MTN prospectus supplement.

Information on the Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange traded fund (“ETF”) that trades on NYSE Arca under the ticker symbol “EEM.” As discussed more fully in underlying supplement no. 850 under the heading “The MSCI EM (Emerging Markets) Index,” the iShares® MSCI Emerging Markets Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI (EM Emerging Markets) Index (the “Underlying Index”). The Underlying Index measures the performance of publicly traded securities in emerging markets. As of November 30, 2007, the Index Fund’s three largest holdings were OAO Gazprom, POSCO and Samsung Electronics Co., Ltd.

The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares® Inc., a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. “iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). Barclays Global Fund Advisors (“BGFA”), a subsidiary of BGI, is the investment advisor to the Index Fund.

For additional information regarding iShares®, BGFA and the Index Fund, please see the Prospectus, dated January 1, 2007 (as supplemented on February 16, 2007). In addition, information about iShares® and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information.

You can obtain the Share Price of the iShares® MSCI Emerging Markets Index Fund at any time from the Bloomberg Financial Markets page “EEM <Index> <GO>” or from the iShares® website at www.ishares.com.

The information on the iShares® MSCI Emerging Markets Index Fund provided in this document should be read together with the discussion under the heading “The iShares® MSCI Emerging Markets Index Fund” beginning on page US-4 of underlying supplement no. 850. Information contained in the iShares® website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

Information on the Underlying Index

The MSCI EM (Emerging Markets) Index (Ticker: MXEF) is published by MSCI, Inc. (“MSCI”, the successor to Morgan Stanley Capital International, Inc.). As discussed more fully in underlying supplement no. 850 under the heading “The MSCI EM (Emerging Markets) Index,” the MSCI EM (Emerging Markets) Index is a free float-adjusted market capitalization index that is intended to measure the performance of certain emerging equity markets. As of December 14, 2007, the MSCI EM (Emerging Markets) Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

You can obtain the level of the MSCI EM (Emerging Markets) Index at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>” or from the MSCI website at www.mscibarra.com.

The information on the MSCI EM (Emerging Markets) Index provided in this document should be read together with the discussion under the heading “The MSCI EM (Emerging Markets) Index” beginning on page US-8 of underlying supplement no. 850. Information contained in the MSCI website referenced above is not incorporated by reference in, and should not be considered a part of, this term sheet.

Information on the Component Commodities

The Redemption Amount payable on the Maturity Date will be determined by the Basket Return, which is dependent, in part, on the Final Commodity Price on the Valuation Date of the Component Commodities. Lehman Brothers Holdings Inc. has derived all information regarding the commodities futures markets, the NYMEX, the LME and the LBMA from publicly available sources. Information concerning the LME and Aluminum, Copper, Nickel, Zinc and Lead trading on the LME reflects the policies of, and is subject to change without notice by, the LME. Information concerning the NYMEX and Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil trading on the NYMEX reflects the policies of, and is subject to change without notice by, the NYMEX. Information concerning the LBMA and Gold trading on the LBMA reflects the policies of, and is subject to change without notice by, the LBMA. Neither Lehman Brothers Holdings Inc. nor Lehman Brothers Inc. makes any representation or warranty as to the accuracy or completeness of such information.

The Commodity Price for each Component Commodity is displayed on Bloomberg under the following symbols:

Component Commodity	Bloomberg Symbol	Reuters Symbol
Crude Oil	CL1	0#2CL:
Natural Gas	NG1	0#2NG:
RBOB Gasoline	XB1*	0#2RB:
Heating Oil	HO1*	0#2HO:
Aluminum	LOAHDY	RING=
Copper	LOCADY	RING=
Nickel	LONIDY	RING=
Zinc	LOZSDY	RING=
Lead	LOPBDY	RING=
Gold	GOLDLNPM	XAUFIXPM=
GSCI® Livestock	SPGCLVP **	.SPGSLVP
GSCI® Agriculture	SPGCAGP **	.SPGSAGP

*	XB1 and HO1 are expressed on Bloomberg as cents per gallon, not USD per gallon.

**

The S&P GSCI Agriculture Index Excess Return was formerly known as the GSCI Agriculture Index Excess Return. The S&P GSCI Livestock Index Excess Return was formerly known as the GSCI Livestock Index Excess Return. For more information on the S&P GSCI Agriculture Index Excess Return and the S&P GSCI Livestock Index Excess Return, please see “The S&P GSCI® Indices” below.

The Commodity Futures Markets

At present, all of the Component Commodities, other than Gold, GSCI® Livestock and GSCI® Agriculture, are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities (such as the Financial Services Authority (FSA) in the United Kingdom). However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. Because the notes do not constitute futures contracts or commodity options, noteholders will not benefit from the aforementioned clearing house guarantees or the regulatory protections of the CFTC, the FSA or any other non-U.S. regulatory authority.

Information on Crude Oil, Heating Oil, Natural gas and RBOB Gasoline Trading on the New York Mercantile Exchange (NYMEX)

The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

The Commodity Prices for each of Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas are the U.S. dollar cash buyer settlement price (per barrel, in the case of Crude Oil, per million British thermal units (Btu) in the case of Natural Gas, and, as the U.S. dollar price per gallon in the case of RBOB Gasoline and Heating Oil) of the “first nearby month” contract traded on NYMEX. The “first nearby month” contract is, at any given time, the contract next scheduled for settlement. For example, in November 2007, prior to the termination of trading in a given commodity contract, the first nearby month futures contract for a given commodity will be the December 2007 futures contract, which is the contract for delivery of the commodity in December 2007. After the contract terminates trading in that month, the first nearby contract will be the January 2008 futures contract, which is the contract for delivery of the commodity in January 2008. See below for the dates in any given month in which trading terminates in the Crude Oil, RBOB Gasoline, Heating Oil and Natural Gas contracts.

The Crude Oil contract trades on NYMEX in units of 1,000 barrels and the delivery point is Cushing, Oklahoma. The Crude Oil Contract provides for delivery of several grades of domestic and internationally traded foreign crude oils. It may be settled by delivery of West Texas Intermediate, Low Sweet Mix, New Mexican Sweet, North Texas Sweet, Oklahoma Sweet or South Texas Sweet. Trading in the Crude Oil contract terminates at the close of business on the third business day prior to the 25th calendar day of the month preceding the delivery month (or if the 25th calendar day of the month is a non-business day, on the third business day prior to the business day preceding the 25th calendar day).

The contract for Heating Oil – also known as No. 2 fuel oil – trades on NYMEX in units of 1,000 barrels, and the price is based on delivery in New York Harbor, the principal cash market trading center. Heating Oil accounts for about 25% of the yield of a barrel of crude, the second largest “cut” after gasoline. Trading in the Heating Oil contract terminates at the close of business on the last business day of the month preceding the delivery month.

The contract for RBOB Gasoline (reformulated gasoline blendstock for oxygen blending) trades on NYMEX in units of 1,000 barrels, and the price is based on delivery at petroleum products terminals in the New York Harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York Harbor area or from the Gulf Coast refining centers. RBOB Gasoline conforms to industry standards for reformulated regular gasoline blendstock for blending with 10% denatured fuel ethanol (92% purity), as listed by the Colonial Pipeline for fungible F grade for sales in New York and New Jersey, and is a wholesale non-oxygentated blendstock traded in the New York Harbor barge market. Trading in the RBOB Gasoline contract terminates at the close of business on the last business day of the month preceding the delivery month.

The Natural Gas contract trades on NYMEX in units of 10,000 million British thermal units (Btu). The price is based on delivery at the Sabine Pipe Line Co. Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. Trading in the Natural Gas contract terminates three business days prior to the first calendar day of the delivery month.

Information on Aluminum, Copper, Nickel, Zinc and Lead Trading on the London Metal Exchange (LME)

The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of aluminum, copper, nickel, zinc and lead — as well as tin and aluminum alloy — are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. Further, the LME does not require client orders to be exposed to the market via LME Select (the LME’s official electronic trading platform), inter-office dealing or the floor of the exchange trading, and LME members may, at their option (unless they have specific client instructions to the contrary) cross the order against their own book or that of another customer, rather than expose it to the market. As a result price discovery will take place against LME members’ net exposures during the relevant LME second ring (as discussed below).

In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, LME contracts are be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract, weekly from three months to six months, and monthly thereafter up to 63, 27 and 15 months forward (depending on the commodity). Further, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

The trading on the LME is transacted through open-outcry sessions on the LME floor, electronically on LME Select and through inter-office dealing, which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:45 am to 1:05 pm and from 2:55 to 4:15 pm, London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros.

The LME is not a cash-cleared market. Both inter-office and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlement costs. The LME is subject to regulation by the FSA.

Aluminum was introduced as a contract on the LME in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Aluminum trades on the LME in units of 25 metric tons and the settlement price of Aluminum for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement. Aluminum contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 63 months.

Copper has traded on the LME since its establishment. The Copper contract traded on the LME was upgraded to High Grade Copper in November 1981 and again to the current Copper – Grade A contract in June 1986. Copper trades on the LME in units of 25 metric tons and the settlement price of Copper for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement. Copper contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 63 months.

Nickel has traded on the LME since 1979. The Nickel contract is for Primary Nickel. Nickel trades on the LME in units of 6 metric tons and the settlement price of Nickel for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement. Nickel contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 27 months.

Zinc has traded on the LME unofficially since its establishment and officially since 1915, and the Zinc contract has undergone a number of upgrades, most recently to the current Special High Grade contract in June 1986. Zinc trades on the LME in units of 25 metric tons and the settlement price of Zinc for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement. Zinc contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 27 months.

Lead has traded unofficially on the LME since before 1900 and began trading officially in 1920, and the current Standard Lead contract was introduced in 1953. Lead trades on the LME in units of 25 metric tons and the settlement price of Lead for cash delivery is the price for the contract, expressed as U.S. dollars per metric ton, scheduled for same-day settlement. Lead contracts on the LME may be established for delivery daily from one day (cash delivery) to three months, weekly on each Wednesday from three months to six months, and monthly on every third Wednesday from seven months to 15 months.

The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel and zinc.

Information on Gold and the London Bullion Market Association (LBMA)

The London Gold Bullion Market

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is an official “fixing” which provides reference gold prices, quoted in U.S. dollars per troy ounce, for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

The S&P GSCI® Indices

The GSCI® Agriculture and the GSCI® Livestock are two Component Commodities. Each of the Commodity Indices is a constituent of the larger S&P Goldman Sachs Commodity Index (“GSCI®”). The GSCI® and the Commodity Indices are published by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”) and are determined, composed and calculated by S&P without regard to the notes.

The Commodity Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the GSCI®. Since the GSCI® is the parent index of the Commodity Indices, the methodology for compiling the GSCI® relates as well to the methodology of compiling the Commodity Indices.

The GSCI® is a proprietary index that Goldman, Sachs & Co. (“Goldman, Sachs”) developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P by which GS Group sold to S&P all of the rights of Goldman, Sachs in the GSCI® and all related indices, as well as certain intellectual property related to the GSCI®. According to publicly available information, as of that date, Goldman, Sachs no longer owned the Commodity Indices and is no longer responsible for the calculation, publication or administration of the Commodity Indices, or for any changes to the methodology. As a result, all decisions with respect to the Commodity Indices will be made, and the related actions will be taken, solely by S&P. Goldman, Sachs will have no control over any matters related to the Commodity Indices.

The S&P GSCI Agriculture Index Excess Return was formerly known as the GSCI Agriculture Index Excess Return. The S&P GSCI Livestock Index Excess Return was formerly known as the GSCI Livestock Index Excess Return.

As of December 14th, 2007, the GSCI® Agriculture consisted of the following agricultural futures contracts included in the GSCI®: wheat, red wheat, corn, soybeans, coffee, sugar, cocoa and cotton. As of December 14th, 2007, the GSCI® Agriculture comprised 13.95% of the total GSCI®. In turn, as of that date, 32.33% of the value of GSCI® Agriculture was determined by the futures contracts for wheat, 11.47% was determined by futures contracts for red wheat, 22.01% was determined by futures contracts for corn, 15.63% was determined by futures contracts for soybeans, 6.74% was determined by futures contracts for sugar, 5.81% was determined by futures contracts for cotton, 4.59% was determined by futures contracts for coffee and 1.43% was determined by futures contracts for cocoa.

As of December 14th, 2007, the GSCI® Livestock consisted of the following livestock futures contracts included in the GSCI®: live cattle, feeder cattle and lean hogs. As of November 9th, 2007, the GSCI® Livestock comprised 3.69% of the total GSCI®. In turn as of that date, 58.81% of the value of the GSCI® Livestock was determined by futures contracts for live cattle, 12.74% of the value of the GSCI® Livestock was determined by futures contracts for feeder cattle and 28.46% of the value of the GSCI® Livestock was determined by futures contracts for lean hogs.

The value of the Commodity Indices on any given day reflects:

•	the price levels of the contracts included in the Commodity Indices (which represents the value of the Commodity Indices), and

•	the “contract daily return,” which is the percentage change in the total dollar weight of the Commodity Indices from the previous day to the current day.

The GSCI® is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Advisory Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology used to calculate the GSCI® and the Commodity Indices as of the date hereof. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. S&P makes the official calculations of the GSCI® and the Commodity Indices. S&P makes the official calculations of the GSCI®. At present, these calculations are performed continuously and are reported on Reuters Page GSCI® with respect to the GSCI® and are updated on Reuters at least once every three minutes during business hours on each GSCI® business day.

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the GSCI® and its Commodity Indices has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the GSCI® methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading plat form. S&P, in consultation with its Advisory Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the GSCI® methodology, in advance of their effectiveness.

The Advisory Committee

S&P has established an Advisory Committee to assist it in connection with the operation of the GSCI®. The Advisory Committee meets on a regular basis and at other times upon the request of S&P. The principal purpose of the Advisory Committee is to advise S&P with respect to, among other things, the calculation of the GSCI®, the effectiveness of the GSCI® as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI®. The Advisory Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI® are made by S&P.

The Advisory Committee meets once during each year. Prior to the meeting, S&P determines the commodities to be included in the GSCI® for the following calendar year, as well as the weighting factors for each commodity. The Advisory Committee members receive the proposed composition of the GSCI® in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Committee on any other significant matters with respect to the calculation or operation of the GSCI®. The Advisory Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI®

In order to be included in the GSCI®, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	In addition, the contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•	is denominated in U.S. dollars; and

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

With respect to inclusion on each Commodity Index, a contract must be in respect to the physical commodity that is described by that specific index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®. In appropriate circumstances, however, S&P, in consultation with the Advisory Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member or participant, to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

Not included in the GSCI® at the time of determination and that is based on a commodity that is not represented in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•

A contract that is already included in the GSCI® at the time of determination and that is the only contract on the relevant commodity included in the GSCI® must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

A contract that is not included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•

A contract that is already included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

A contract that is:

•

already included in the GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI® and each contract’s percentage of the total is then determined.

•

A contract that is not included in the GSCI® at the time of determination must, in order to be added to the GSCI® at such time, have a reference percentage dollar weight of at least 0.75% (or at least 1.0% from January 2007).

•

In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI® attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the GSCI®, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI® attributable to it.

The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the GSCI® is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the GSCI®, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the GSCI® are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI® is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI® to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI® will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the GSCI®, in consultation with the Advisory Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the GSCI®. Commodities included in the GSCI® which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Advisory Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI® are necessary or appropriate in order to assure that the GSCI® represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Committee.

Contract Expirations

Because the GSCI® comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by S&P, in consultation with the Advisory Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the GSCI

The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time. The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•	the daily contract reference price,

•	multiplied by the appropriate CPWs, and

•	during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Commodity Indices

The value of any of the Commodity Indices on any GSCI® business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding GSCI® business day multiplied by (2) one plus the contract daily return of the applicable Commodity Index on the GSCI® business day on which the calculation is made.

Information

All information contained herein relating to the GSCI® and each of the Commodity Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

The information contained herein with respect to each of the Commodity Indices and the GSCI® reflects the policies of and is subject to change by the S&P.

Current information regarding the market value of the Commodity Indices is available from S&P and from numerous public information sources. The Issuer makes no representation that the publicly available information about the Commodity Indices is accurate or complete.

License Agreement with Standard & Poor’s

The Issuer and its affiliates currently have a non-exclusive license from S&P to use the GSCI® and the Commodity Indices in connection with the offered notes. Effective February 8, 2007 Goldman, Sachs completed a transaction with S&P by which all rights in the GSCI® and Commodity Indices were sold to S&P.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE GSCI® OR THE COMMODITY INDICES TO TRACK GENERAL STOCK MARKET PERFORMANCE, THE PERFORMANCE OF THE GENERAL COMMODITY MARKET, OR THE PERFORMANCE OF SPECIFIC COMMODITIES. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE GSCI® AND THE COMMODITY INDICES WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE GSCI® OR THE COMMODITY INDICES. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® OR THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE GSCI® OR THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE GSCI® OR THE COMMODITY INDICES OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Index Fund and Component Commodity Prices and Basket Return

The following graph shows daily historical closing prices for the Index Fund from April 11, 2003 (the date on which it commenced trading) through December 21, 2007, using historical data obtained from Bloomberg Financial Markets. The historical closing prices of the Index Fund are not necessarily indicative of the future performance of the Index Fund, or what the value of the notes may be. Fluctuations in the closing price of the Index Fund make it difficult to predict whether the Final Share Price for the Index Fund will be greater than the Initial Share Price of the Index Fund and, accordingly, whether the Redemption Amount payable at maturity will be greater than the principal amount. Fluctuations in the daily historical closing prices of the Index Fund may be greater or less than fluctuations experienced by the holders of the notes.

The following graphs show the daily closing price of each of the contracts for the Component Commodities (other than the Commodity Indices) on the Relevant Exchange from December 19, 1997 through December 21, 2007, using historical data obtained from Bloomberg Financial Markets; the daily closing price of the contract for RBOB Gasoline on the NYMEX is presented from October 3, 2005 (the date on which it commenced trading) to December 21, 2007. Neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of these prices. The historical data is not necessarily indicative of the future performance of the prices of each of the contracts for such Component Commodities, or what the value of the notes may be. Fluctuations in the prices of each of the contracts for such Component Commodities make it difficult to predict whether the Final Commodity Price for each such Component Commodity will be greater than the Initial Commodity Price of each such Component Commodity and, consequently, whether the Redemption Amount payable at maturity will be greater than the principal amount. Historical fluctuations in the prices may be greater or less than fluctuations in the prices of each of the contracts for such Component Commodities experienced by the holders of the notes.

The following graphs show daily historical levels for each Commodity Index from December 19, 1997 through December 21, 2007, using historical data obtained from Bloomberg Financial Markets. The historical levels of the Commodity Indices are not necessarily indicative of the future performance of the Commodity Indices, or what the value of the notes may be. Fluctuations in the level of the Commodity Indices make it difficult to predict whether the Final Commodity Price for each Commodity Index will be greater than the Initial Commodity Price of each Commodity Index and, accordingly, whether the Redemption Amount payable at maturity will be greater than the principal amount. Fluctuations in the daily historical levels of the Commodity Indices and the historical prices of the Index Contracts may be greater or less than fluctuations experienced by the holders of the notes.

The following chart shows the hypothetical daily historical Basket Return based on the hypothetical composite performance of the Index Fund Component and the Commodity Component, using historical data from October 3, 2005 through December 21, 2007, obtained from Bloomberg Financial Markets. Neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of these prices. For purposes of illustration only, the Basket Return shown in the chart below was indexed to a level of 0.0 on October 3, 2005, based upon the Commodity Prices for the Component Commodities and the Share Price of the Index Fund on that day, and the composite value of the Basket on any day subsequent to October 3, 2005 was determined by using the calculation of the Basket Return described above.

Hypothetical Redemption Amount Payment Examples

If the Final Basket Level on the Valuation Date is greater than the Initial Basket Level, the notes will pay at maturity, per $1,000 principal amount note, a Redemption Amount equal to $1,000 plus the product of $1,000, the Basket Return and the Upside Participation Rate. If the Final Basket Level on the Valuation Date is equal to or less than the Initial Basket Level, the notes will pay at maturity a Redemption Amount equal to the principal amount of the notes.

The table below illustrates the hypothetical Redemption Amount at maturity per $1,000 in principal amount of notes, based on a hypothetical range of performance for the Final Basket Level (which will be determined on the Valuation Date) from 0 to 200, as well as hypothetical values for the Basket Return (which will be determined on the Valuation Date). The table reflects the Initial Basket Level of 100 and the Upside Participation Rate of 101.5%. The following results are based solely on the hypothetical examples cited; the Final Basket Levels have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the price of the Index Fund or the Component Commodities. Numbers in the examples have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Initial Basket Level	Hypothetical Basket Return	Hypothetical Total Rate of Return	Redemption Amount (per $1,000 principal amount)[1]
200	100	100.0%	101.50%	$2,015.00

190	100	90.0%	91.35%	$1,913.50
180	100	80.0%	81.20%	$1,812.00
170	100	70.0%	71.05%	$1,710.50
160	100	60.0%	60.90%	$1,609.00
150	100	50.0%	50.75%	$1,507.50

140	100	40.0%	40.60%	$1,406.00

130	100	30.0%	30.45%	$1,304.50

120	100	20.0%	20.30%	$1,203.00

110	100	10.0%	10.15%	$1,101.50

100	100	0.0%	0.00%	$1,000.00

90	100	-10.0%	0.00%	$1,000.00

80	100	-20.0%	0.00%	$1,000.00

70	100	-30.0%	0.00%	$1,000.00

60	100	-40.0%	0.00%	$1,000.00

50	100	-50.0%	0.00%	$1,000.00

40	100	-60.0%	0.00%	$1,000.00

30	100	-70.0%	0.00%	$1,000.00

20	100	-80.0%	0.00%	$1,000.00

10	100	-90.0%	0.00%	$1,000.00

0	100	-100.0%	0.00%	$1,000.00

[1]

If the Final Basket Level is greater than the Initial Basket Level, the Redemption Amount per $1,000 note will equal $1,000 + ($1,000 × Basket Return x Upside Participation Rate). If the Final Basket Level is equal to or less than the Initial Basket Level, the Redemption Amount per $1,000 note will equal $1,000.

The examples below illustrate how the Index Fund Component Level, the Commodity Component Level, the Final Basket Level, the Basket Return and the Redemption Amount are calculated. The below examples reflect the Initial Basket Level of 100, the Upside Participation Rate of 101.5%, the Index Fund Component Weighting of 30, the Commodity Component Weighting of 70, the Initial Share Price of the Index Fund and the Initial Commodity Price of each Component Commodity (each of which was determined on the Trade Date). The below examples assume hypothetical values for the Final Share Price of the Index Fund (which will be determined on the Valuation Date) and the Final Commodity Price of each Component Commodity (each of which will be determined on the Valuation Date). The following results are based solely on the hypothetical examples cited; the Final Share Price and the Final Commodity Prices have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Index Fund or Component Commodities. Numbers in the examples have been rounded for ease of analysis.

Example 1: The Final Share Price increases relative to the Initial Share Price and the Final Commodity Price of each Component Commodity increases relative to its Initial Commodity Price, resulting in a Final Basket Level of 130, a Basket Return of 30% and a Redemption Amount of $1,304.50 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (130 – 100) / 100 = 30%

The Redemption Amount per $1,000 principal amount equals $1,000 + ($1,000 × Basket Return × Upside Participation Rate) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + ($1,000 × 30% × 101.5%) = $1,304.50

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	199.84	100.00%		0.30

Index Fund Component Level = 30 × (1 + Index Fund Share Return)				=	39.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	121.3030	15.00%		0.045

Natural Gas	7.1900	9.3470	10.00%		0.030

RBOB Gasoline	237.9500	309.3350	5.00%		0.015

Heating Oil	2.6091	3.3918	5.00%		0.015

Aluminum	2365.5000	3075.1500	7.00%		0.021

Copper	6630.0000	8619.0000	7.00%		0.021

Nickel	26500.0000	34450.0000	6.00%		0.018

Zinc	2356.5000	3063.4500	5.00%		0.015

Lead	2655.0000	3451.5000	5.00%		0.015

Gold	810.5000	1053.6500	5.00%		0.015

GSCI® Livestock	325.9386	423.7202	10.00%		0.030

GSCI® Agriculture	84.0096	109.2125	20.00%		0.060

	Sum of Weighted Component Commodity Returns			=	0.300

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	91.00

Final Basket Level = Index Fund Component Level + Commodity Component Level = 39.00 + 91.00				=	130.00

Example 2: The Final Share Price increases relative to the Initial Share Price and the Final Commodity Price of each Component Commodity decreases relative to its Initial Commodity Price, resulting in a Final Basket Level of 98.09, a Basket Return of –1.91% and a Redemption Amount of $1,000 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (98.09 – 100) / 100 = –1.91%

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	184.46	100.00%		0.20

Index Fund Component Level = 30 × (1 + Index Fund Share Return)				=	36.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	82.7258	15.00%		-0.0170

Natural Gas	7.1900	6.3744	10.00%		-0.0113

RBOB Gasoline	237.9500	210.9593	5.00%		-0.0057

Heating Oil	2.6091	2.3131	5.00%		-0.0057

Aluminum	2365.5000	2097.1813	7.00%		-0.0079

Copper	6630.0000	5877.9591	7.00%		-0.0079

Nickel	26500.0000	23494.1050	6.00%		-0.0068

Zinc	2356.5000	2089.2022	5.00%		-0.0057

Lead	2655.0000	2353.8434	5.00%		-0.0057

Gold	810.5000	718.5650	5.00%		-0.0057

GSCI® Livestock	325.9386	288.9674	10.00%		-0.0113

GSCI® Agriculture	84.0096	74.4804	20.00%		-0.0227

	Sum of Weighted Component Commodity Returns			=	-0.113

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	62.09

Final Basket Level = Index Fund Component Level + Commodity Component Level = 36.00 + 62.09				=	98.09

Example 3: The Final Share Price decreases relative to the Initial Share Price and the Final Commodity Price of each Component Commodity decreases relative to its Initial Commodity Price, resulting in a Final Basket Level of 70, a Basket Return of –30% and a Redemption Amount of $1,000 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (70 – 100) / 100 = –30%

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	107.60	100.00%		-0.30

Index Fund Component Level = 30 × (1 + Index Fund Share Return)				=	21.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	65.3170	15.00%		-0.0450

Natural Gas	7.1900	5.0330	10.00%		-0.0300

RBOB Gasoline	237.9500	166.5650	5.00%		-0.0150

Heating Oil	2.6091	1.8264	5.00%		-0.0150

Aluminum	2365.5000	1655.8500	7.00%		-0.0210

Copper	6630.0000	4641.0000	7.00%		-0.0210

Nickel	26500.0000	18550.0000	6.00%		-0.0180

Zinc	2356.5000	1649.5500	5.00%		-0.0150

Lead	2655.0000	1858.5000	5.00%		-0.0150

Gold	810.5000	567.3500	5.00%		-0.0150

GSCI® Livestock	325.9386	228.1570	10.00%		-0.0300

GSCI® Agriculture	84.0096	58.8067	20.00%		-0.0600

	Sum of Weighted Component Commodity Returns			=	-0.300

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	49.00

Final Basket Level = Index Fund Component Level + Commodity Component Level = 21.00 + 49.00				=	70.00

Example 4: The Final Share Price is the same is the Initial Share Price and the Final Commodity Prices of Crude Oil, RBOB Gasoline, Aluminum, Nickel, Lead and GSCI® Agriculture appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Price of Natural Gas, Heating Oil, Copper, Zinc, Gold and GSCI® Livestock depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 107.00, a Basket Return of 7.00% and a Redemption Amount of $1,071.05 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (107.0 – 100) / 100 = 7.0%

The Redemption Amount per $1,000 principal amount equals $1,000 + ($1,000 × Basket Return × Upside Participation Rate) and is calculated as follows:

Redemption Amount per $1,000 principal amount of notes = $1,000 + ($1,000 × 7.0% × 101.5%) = $1,071.05

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	153.72	100.00%		0.00

Index Fund Component Level = 30 × (1 + Index Fund Share Return)				=	30.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	111.9720	15.00%		0.0300

Natural Gas	7.1900	6.4710	10.00%		-0.0100

RBOB Gasoline	237.9500	309.3350	5.00%		0.0150

Heating Oil	2.6091	2.3482	5.00%		-0.0050

Aluminum	2365.5000	2973.7714	7.00%		0.0180

Copper	6630.0000	6251.1428	7.00%		-0.0040

Nickel	26500.0000	33125.0000	6.00%		0.0150

Zinc	2356.5000	2026.5900	5.00%		-0.0070

Lead	2655.0000	3345.3000	5.00%		0.0130

Gold	810.5000	729.4500	5.00%		-0.0050

GSCI® Livestock	325.9386	293.3447	10.00%		-0.0100

GSCI® Agriculture	84.0096	105.0120	20.00%		0.0500

	Sum of Weighted Component Commodity Returns			=	0.100

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	77.00

Final Basket Level = Index Fund Component Level + Commodity Component Level = 30.00 + 77.00				=	107.00

Example 5: The Final Share Price is the same is the Initial Share Price and the Final Commodity Prices of Natural Gas, Heating Oil, Copper, Zinc, Gold and GSCI® Livestock appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Prices of Crude Oil, RBOB Gasoline, Aluminum, Nickel, Lead and GSCI® Agriculture depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 86.07, a Basket Return of -13.93% and a Redemption Amount of $1,000 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (86.07 – 100) / 100 = –13.93%

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	153.72	100.00%		0.00

Index Fund Component Level = 30 × (1 + Index Fund Share Return) =				=	30.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	55.9860	15.00%		-0.0600

Natural Gas	7.1900	7.9090	10.00%		0.0100

RBOB Gasoline	237.9500	142.7700	5.00%		-0.0200

Heating Oil	2.6091	2.8700	5.00%		0.0050

Aluminum	2365.5000	1419.3000	7.00%		-0.0280

Copper	6630.0000	7293.0000	7.00%		0.0070

Nickel	26500.0000	15900.0000	6.00%		-0.0240

Zinc	2356.5000	2497.8900	5.00%		0.0030

Lead	2655.0000	1593.0000	5.00%		-0.0200

Gold	810.5000	859.1300	5.00%		0.0030

GSCI® Livestock	325.9386	342.2355	10.00%		0.0050

GSCI® Agriculture	84.0096	50.4057	20.00%		-0.0800

	Sum of Weighted Component Commodity Returns			=	-0.199

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	56.07

Final Basket Level = Index Fund Component Level + Commodity Component Level = 30.00 + 56.07				=	86.07

Example 6: The Final Share Price is the same is the Initial Share Price and the Final Commodity Prices of Natural Gas, GSCI® Livestock and GSCI® Agriculture appreciate relative to their respective Initial Commodity Prices, while the Final Commodity Prices of Crude Oil, RBOB Gasoline, Heating Oil, Copper, Aluminum, Nickel, Zinc, Lead and Gold depreciate relative to their respective Initial Commodity Prices, resulting in a Final Basket Level of 71.93, a Basket Return of -28.07% and a Redemption Amount of $1,000 per $1,000 note.

The Basket Return equals (Final Basket Level – Initial Basket Level) / Initial Basket Level, and is calculated as follows:

Basket Return = (71.93 – 100) / 100 = –28.07%

The Redemption Amount per $1,000 principal amount equals $1,000, because the Final Basket Level was less than the Initial Basket Level.

The table below illustrates how the Final Basket Level in the above example was calculated:

Index Fund	Initial Share Price (on Trade Date)	Final Share Price (on Valuation Date)	Weighting		Index Fund Share Return
iShares® MSCI Emerging Markets Index Fund	153.72	153.72	100.00%		0.00

Index Fund Component Level = 30 × (1 + Index Fund Share Return)				=	30.00

Component Commodity	Initial Commodity Price (on Trade Date)	Final Commodity Price (on Valuation Date)	Weighting		Weighted Component Commodity Return
Crude Oil	93.3100	18.6620	15.00%		-0.1200

Natural Gas	7.1900	7.5495	10.00%		0.0050

RBOB Gasoline	237.9500	47.5900	5.00%		-0.0400

Heating Oil	2.6091	1.3046	5.00%		-0.0250

Aluminum	2365.5000	709.6500	7.00%		-0.0490

Copper	6630.0000	2652.0000	7.00%		-0.0420

Nickel	26500.0000	4858.3333	6.00%		-0.0490

Zinc	2356.5000	1036.8600	5.00%		-0.0280

Lead	2655.0000	1168.2000	5.00%		-0.0280

Gold	810.5000	81.0500	5.00%		-0.0450

GSCI® Livestock	325.9386	358.5325	10.00%		0.0100

GSCI® Agriculture	84.0096	88.2101	20.00%		0.0100

	Sum of Weighted Component Commodity Returns			=	-0.401

Commodity Component Level = 70 × (1 + Sum of the Weighted Component Commodity Returns)				=	41.93

Final Basket Level = Index Fund Component Level + Commodity Component Level = 30.00 + 41.93				=	71.93

Events of Default and Acceleration

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the Calculation Agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described above under “Redemption Amount,” calculated as if the date of acceleration were the Maturity Date and the fifth business day preceding the date of acceleration were the Valuation Date. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of Notes—Forms of Notes.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the Notes entitled thereto.

Calculation Agent

Lehman Brothers Inc. will act as the Calculation Agent. The Calculation Agent will determine, among other things, the Initial Share Price, the Final Share Price, the Index Fund Share Return, the Index Fund Component Level, the Final Index Fund Component Level, the Initial Commodity Prices, the Final Commodity Prices, the Weighted Component Commodity Returns, the Commodity Component Level, the Final Basket Level and the Basket Return, as well as the Redemption Amount that we will pay you at maturity. The Calculation Agent will also be responsible for determining, among other things, whether an Index Fund Disruption Event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the Calculation Agent, fairly represent the Share Price (or the prices of a share of the successor index fund, if applicable) had those modifications not been made. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Initial Share Price, the Final Share Price, the Index Fund Share Return, any Share Price, the Index Fund Component Level, the Final Index Fund Component Level, the Initial Commodity Prices, the Final Commodity Prices, the Weighted Component Commodity Returns, the Commodity Component Level, the Final Basket Level or the Basket Return will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Redemption Amount will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.